EXHIBIT 23.3

CONSENT OF ERNST & YOUNG LLP

EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Financial Statements” and to the use of our reports dated: February 18, 2004 with respect to the financial statements of Wells Real Estate Fund XIV, L.P.; March 19, 2004 with respect to the financial statements of Wells Capital, Inc.; October 14, 2003 on the Statement of Revenues Over Certain Operating Expenses for the Siemens Orlando Buildings; and December 29, 2003 on the Statement of Revenues Over Certain Operating Expenses for the Randstad Atlanta Building, included in Post-Effective Amendment No. 9 to the Registration Statement (Form S-11 No. 333-101463) and related Prospectus of Wells Real Estate Fund XIV, L.P. for the registration of 4,500,000 of its limited partnership units.

/s/ Ernst & Young LLP

Atlanta, Georgia

November 18, 2004